EXHIBIT 10.11a

Final Form

2007 EXECUTIVE OPTION CERTIFICATE

Optionee: [Name]

This Option and any securities issued upon exercise of this Option are subject to restrictions on voting and transfer and requirements of sale and other provisions as set forth in the Stockholders Agreement among CRC Health Group, Inc. and certain investors, dated as of February 6, 2006, as amended from time to time (the “Stockholders Agreement”). This Option and any securities issued upon exercise of this Option constitute Management Shares as defined therein.

CRC HEALTH GROUP, INC.

STOCK OPTION

CERTIFICATE

This stock option (the “Agreement”) is granted by CRC Health Group, Inc., a Delaware corporation (the “Company”), to the Optionee, pursuant to the Company’s 2006 Executive Incentive Plan, as amended from time to time (the “Plan”). For the purpose of this Agreement, the “Grant Date” shall mean [                ] and the “Initial Vesting Date” shall mean                         .

1. Grant of Option. This certificate evidences the grant by the Company on the Grant Date to the Optionee of an option to purchase (the “Option”), in whole or in part, on the terms provided herein and in the Plan, the following Units as set forth below.

(a)             Units at $[            ] per Unit (the “Tranche 1 Options”);

(b)             Units at $[            ] per Unit (the “Tranche 2 Options”); and

(c)             Units at $[            ] per Unit (the “Tranche 3 Options” and together with the Tranche 1 Options and Tranche 2 Options, the “Options”).

Each “Unit” consists of 9 shares of Class A Common Stock of the Company, par value $.001 per share, and 1 share of Class L Common Stock of the Company, par value $.001 per share, subject to adjustment as provided in the Plan. The Option evidenced by this certificate is not intended to qualify as an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2. Vesting. During the Optionee’s Employment, this Option shall vest as follows:

(a) The Tranche 1 Options will vest and become exercisable (i) with respect to 20% of the Units subject to the Tranche 1 Options on the first anniversary of the Initial Vesting Date, (ii) with respect to 10% of the Units subject to the Tranche 1 Options every six months following the first anniversary of the Initial Vesting Date until 100% of the Tranche 1 Options are vested and (ii) if earlier, with respect to 100% of the Units subject to the Tranche 1 Options, on a Change of Control.

(b) If a Tranche 2 Vesting Event occurs on a Measurement Date, then all or a portion of the Tranche 2 Options will vest and become exercisable such that the Tranche 2 Options will then be vested and exercisable with respect to a number of Units equal to (i) the Tranche 2 Maximum Percentage with respect to such Measurement Date multiplied by (ii) the number of Units subject to the Tranche 2 Options.

(c) Prior to a Change of Control, the Tranche 3 Options will vest and become exercisable in installments on March 31, 2008, March 31, 2009, March 31, 2010, March 31, 2011 and March 31, 2012 with respect to a number of Units equal to (i) the Vesting Percentage for the previous calendar year multiplied by the number of Units subject to the Tranche 3 Options plus (ii) the Catch-up Vesting Percentage for the previous calendar year multiplied by the number of Units subject to the Tranche 3 Options. In addition, on a Change of Control, unvested Tranche 3 Options will vest with respect to a number of Units equal to the product of (i) the Average Vesting Percentage multiplied by (iii) the number of Undetermined Years multiplied by (iii) the number of Units subject to the Tranche 3 Options.

3. Exercise of Option. Each election to exercise this Option shall be subject to the terms and conditions of the Plan and shall be in writing, signed by the Optionee or by his or her executor or administrator or by the person or persons to whom this Option is transferred by will or the applicable laws of descent and distribution (the “Legal Representative”), and made pursuant to and in accordance with the terms and conditions set forth in the Plan. The latest date on which this Option may be exercised (the “Final Exercise Date”) is the date which is the tenth (10th) anniversary of the Grant Date, subject to earlier termination in accordance with the terms and provisions of the Plan and this Agreement.

4. Representations and Warranties of Optionee.

Optionee represents and warrants that:

(a) Authorization. Optionee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform Optionee’s obligations hereunder. This Agreement has been duly executed and delivered by Optionee and is the legal, valid, and binding obligation of Optionee enforceable against Optionee in accordance with the terms hereof.

(b) No Conflicts. The execution, delivery, and performance by Optionee of this Agreement and the consummation by Optionee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which Optionee is subject, (ii) violate any order, judgment or decree applicable to Optionee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which Optionee is a party or by which Optionee is bound.

(c) No Other Agreements. Except as provided by this Agreement, the Stockholders Agreement and the Plan, Optionee is not a party to or subject to any agreement or arrangement with respect to the voting or transfer of this Option or the shares of common stock issued upon exercise hereof.

(d) Thorough Review, etc. Optionee has thoroughly reviewed the Plan and this Agreement in their entirety. Optionee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

(e) Investment Intent. The Optionee is acquiring the Units solely for the Optionee’s own account for investment and not with a view to or for sale in connection with any distribution of the Units or any portion thereof and not with any present intention of selling, offering to sell or otherwise disposing of or distributing the Units or any portion thereof in any transaction other than a transaction exempt from registration under the Securities Act. The Optionee further represents that the entire legal and beneficial interest of the Units is being acquired, and will be held, for the account of the Optionee only and neither in whole nor in part for any other person.

(f) Absence of Solicitation. The Optionee was not presented with or solicited by any form of general solicitation or general advertising, including, but not limited to, any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or similar communications media, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(g) Residence. The Optionee’s principal residence is located at the address indicated beneath the Optionee’s signature below.

(h) Information Concerning the Company. The Optionee is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Units. The Optionee further represents and warrants that the Optionee has discussed the Company and its plans, operations and financial condition with its officers, has received all such information as the Optionee deems necessary and appropriate to enable the Optionee to evaluate the financial risk inherent in acquiring the Units and has received satisfactory and complete information concerning the business and financial condition of the Company in response to all inquiries in respect thereof.

(i) Capacity to Protect Interests. The Optionee has either (i) a preexisting personal or business relationship with the Company or any of its officers, directors, or controlling persons, consisting of personal or business contacts of a nature and duration to enable the Optionee to be aware of the character, business acumen and general business and financial circumstances of the person with whom such relationship exists, or (ii) such knowledge and experience in financial and business matters as to make the Optionee capable of evaluating the merits and risks of an investment in the Stock and to protect the Optionee’s own interests in the transaction, or (iii) both such relationship and such knowledge and experience.

(j) Reliance by the Company. The Optionee understands that the Option and any Units acquired upon exercise of the Option have not been qualified under the Corporate Securities Law of 1968, as amended, of the State of California by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of the Optionee’s representations as expressed herein. The Optionee understands that the Company is relying on the Optionee’s representations and warrants that the Company is entitled to rely on such representations and that such reliance is reasonable.

5. Other Agreements. Optionee acknowledges and agrees that the shares received upon exercise of this Option shall be subject to the Stockholders Agreement and the transfer and other restrictions, rights, and obligations set forth therein. By executing this Agreement, Optionee hereby becomes a party to and bound by the Stockholders Agreement as a Manager (as such term is defined in the Stockholders Agreement), without any further action on the part of Optionee, the Company or any other person.

6. Legends. Certificates evidencing any shares issued upon exercise of the Option granted hereby may bear the following legends, in addition to any legends which may be required by the Stockholders Agreement:

“The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged, or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.”

7. Withholding. No Units will be transferred pursuant to the exercise of this Option unless and until the person exercising this Option shall have remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or shall have made other arrangements satisfactory to the Company with respect to such taxes.

8. Nontransferability of Option. Except as provided by the following sentence, this Option is not transferable by the Optionee other than by will or the applicable laws of descent and distribution, and is exercisable during the Optionee’s lifetime only by the Optionee. Subject to the Stockholders Agreement, this Option shall be transferable to the extent permitted by Rule 701 under the Securities Act of 1933, as amended.

9. Status Change. Upon the termination of the Optionee’s Employment, this Option shall continue or terminate, as and to the extent provided in the Plan.

10. Effect on Employment. Neither the grant of this Option, nor the issuance of Units upon exercise of this Option, shall give the Optionee any right to be retained in the employ of the Company or its Affiliates, affect the right of the Company or its Affiliates to discharge or discipline such Optionee at any time, or affect any right of such Optionee to terminate his or her Employment at any time.

11. Indemnity. Optionee hereby indemnifies and agrees to hold the Company harmless from and against all losses, damages, liabilities and expenses (including without limitation reasonable attorneys fees and charges)

resulting from any breach of any representation, warranty, or agreement of Optionee in this Agreement or any misrepresentation of Optionee in this Agreement.

12. Provisions of the Plan. This Option is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the date of the grant of this Option has been furnished to the Optionee. By exercising all or any part of this Option, the Optionee agrees to be bound by the terms of the Plan and this Option. In the event of any conflict between the terms of this Option and the Plan, the terms of this Option shall control.

13. Definitions. The initially capitalized terms Optionee, Initial Vesting Date and Grant Date shall have the meanings set forth on the first page of this Agreement; initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan and the Stockholders Agreement, and, as used herein, the following terms shall have the meanings set forth below:

“Actual Internal EBITDA” means, with respect to a calendar year, the Company’s actual earnings before interest, taxes, depreciation and amortization for such year, determined based on the Company’s audited financials. Actual Internal EBITDA shall also exclude (i) out of pocket expenses of the Investor that are reimbursed by the Company, (ii) non-cash gains or losses on dispositions of assets by the Company, (iii) gains or losses on interest rate swap agreements, (iv) costs directly associated with refinancing the Company’s indebtedness or with any cash equity financing, and (v) non-cash compensation charges related to the Company’s compensation plans. Actual Internal EBITDA shall not be reduced by costs of the acquisition of the former CRC Health Group, Inc. by the Company, management and transaction fees payable to the Investors or their Affiliates, or non-cash equity incentive expenses. Actual Internal EBITDA shall be calculated without giving effect to purchase accounting for the acquisition of the former CRC Health Group, Inc. by the Company.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person.

“Average Vesting Percentage” means, as of any date, (i) the sum of the Vesting Percentage and Catch-up Vesting Percentage, if any for all calendar years in the Performance Period for which the Vesting Percentage and Catch-up Vesting Percentage, if any, have been determined, divided by (ii) the number of calendar years in the Performance Period for which the Vesting Percentage and Catch-up Vesting Percentage, if any, have been determined.

“Base Case” means, with respect to a specified calendar year within the Performance Period, the Actual Internal EBITDA target for the Company for such calendar year, which target shall be adjusted from time to time in good faith by the Compensation Committee to reflect the consequences of acquisitions, dispositions and start-ups of any new facilities and changes in GAAP promulgated by FASB or the SEC. Such adjustment by the Compensation Committee shall be made for the purpose of providing a consistent basis from year to year for computing the relationship of Actual Internal EBITDA to the Base Case in order to prevent the dilution or enlargement of the Optionee’s rights under this Agreement. Notwithstanding the foregoing, no adjustment to the Company’s Actual Internal EBITDA targets shall be made in respect of outpatient methadone based treatment start-ups (other than pain management start-ups for which an adjustment would be made). The initial Actual Internal EBITDA targets for the Company are set forth below:

Base Case	2007	2008	2009	2010	2011
Actual Internal EBITDA	$119,717,541	$143,768,663	$167,463,714	$191,181,092	$212,211,012

“Catch-up Vesting Percentage” means a percentage determined as follows:

(a) for the calendar year 2007, the Catch-up Vesting Percentage will equal zero percent.

(b) for any of calendar years 2008, 2009, 2010 or 2011, if the Historic Vesting Percentage was equal to 20%, the Catch-up Vesting Percentage will equal zero percent;

(c) for any of calendar years 2008, 2009, 2010 or 2011, if the Historic Vesting Percentage was less than 20%, the Catch-up Vesting Percentage will be an amount (expressed as a percentage) equal to (i) the product of (A) two multiplied by (B) the Revised EBITDA Percentage minus 90% minus (ii) the Historic Vesting Percentage. For example, if the Revised EBITDA Percentage for 2007 were 98% and the Historic Vesting Percentage for 2007 were 10%, the Catch-up Vesting Percentage for such year (as determined on March 31, 2009) would be 6%.

“Change of Control” means any Sale Transaction if immediately after giving effect to such Sale Transaction the Investors no longer hold, directly or indirectly, at least 80% of the Investor Shares held by the Investors immediately prior to the Sale Transaction.

“EBITDA Percentage” means, with respect to a calendar year in the Performance Period, the percentage obtained by dividing the Actual Internal EBITDA for such calendar year by the Base Case for that year.

“Excess EBITDA” means, with respect to a calendar year, the difference, if a positive number, between (i) the Actual Internal EBITDA for such calendar year minus (ii) the Base Case for such calendar year.

“Historic Base Case” means, with respect to a calendar year, the Base Case for the year immediately prior to such calendar year.

“Historic EBITDA” means, with respect to a calendar year, the Actual Internal EBITDA for the year immediately prior to such calendar year.

“Historic Vesting Percentage” means, with respect to a calendar year, the Vesting Percentage for the year immediately prior to such calendar year.

“Initial Public Offering” means the initial public offering of the common stock of the Company.

“Investor” shall have the meaning set forth in the Stockholders Agreement.

“Investor Shares” has the meaning set forth in the Stockholders Agreement and shall include any stock, securities or other property or interests received by the Investors in respect of Investor Shares in connection with any stock dividend or other similar distribution, stock split or combination of shares, recapitalization, conversion, reorganization, consolidation, split-up, spin-off, combination, repurchase, merger, exchange of stock or other transaction or event that affects the Company’s capital stock occurring after the date of issuance.

“Performance Period” means the five (5) year period beginning on January 1, 2007.

“Person” shall mean any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity.

“Revised EBITDA Percentage” means, with respect to a calendar year in the Performance Period, the lower of (A) the percentage obtained by dividing (i) the sum of Excess EBITDA for such calendar year plus Historic EBITDA with respect to such calendar year by (ii) the Historic Base Case with respect to such calendar year or (B) 100%.

“Sale Transaction” shall mean: (i) any change in the ownership of the capital stock of the Company (whether by way of sale of stock, merger, or otherwise) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board, or (ii) a sale or transfer of all or substantially all of the Company’s assets to a Person who is not a subsidiary of the Company.

“Tranche 2 Maximum Percentage” means (i) 33 1/3rd% on the first anniversary of an Initial Public Offering, (ii) 66 2/3rds% on the eighteen month anniversary of an Initial Public Offering, and (iii) 100% on a

Sale Transaction or any Tranche 2 Measurement Date after the eighteen month anniversary of an Initial Public Offering.

“Tranche 2 Measurement Date” means (i) the first anniversary of an Initial Public Offering, (ii) each six month anniversary thereafter and (iii) the date of a Sale Transaction.

“Tranche 2 Vesting Event” means, with respect to a Tranche 2 Measurement Date, that the Unit Value equals or exceeds $180 on such Tranche 2 Measurement Date.

“Undetermined Years” means, as of any date, the number of calendar years in the Performance Period for which the Vesting Percentage has not been determined.

“Unit Value” means (i) upon a Sale Transaction, the fair market value, as determined in good faith by the Board, of a Unit (including any shares or other securities issued upon conversion of or in respect of such Unit) plus the aggregate of any dividends or distributions in respect of such Unit from and after February 6, 2006 and (ii) on any other Tranche 2 Measurement Date, the average of the closing price of a Unit (including any shares or other securities issued upon conversion of or in respect of such Unit) for the 180 days prior to such date on which the relevant market was open for trading, plus the aggregate of any dividends and distributions in respect of such Unit from and after February 6, 2006.

“Vesting Percentage” means, with respect to a calendar year, a percentage determined as follows:

(a) if the EBITDA Percentage for such calendar year is less than or equal to 90%, the Vesting Percentage will equal zero percent;

(b) if the EBITDA Percentage for such calendar year is equal to or greater than 100%, the Vesting Percentage will equal 20 percent; and

(c) if the EBITDA Percentage for such calendar year is between 90% and 100%, the Vesting Percentage will equal the product (expressed as a percentage) of (i) two multiplied by (ii) the EBITDA Percentage for such calendar year minus 90%. For example, if the EBITDA Percentage for a calendar year were 97%, the Vesting Percentage for such year would be 14%.

14. General. For purposes of this Option and any determinations to be made by the Administrator or Compensation Committee, as the case may be, hereunder, the determinations by the Administrator or Compensation Committee, as the case may be, shall be binding upon the Optionee and any transferee.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Option to be executed under its corporate seal by its duly authorized officer. This Option shall take effect as a sealed instrument.

CRC HEALTH GROUP, INC.

By:
Name:	Dr. Barry Karlin
Title:	Chairman and CEO

Dated:

Acknowledged and Agreed

Name:

Address of Principal Residence: